EXHIBIT 10(b)

First Amendment to the
Campbell Soup Company
Supplemental Retirement Plan

WHEREAS, Campbell Soup Company (“Company”) previously established the Campbell Soup Company Supplemental Retirement Plan (the “Plan”) primarily to provide eligible executives of the Company and any designated subsidiary with an additional method of planning for retirement and other significant saving needs with respect to amounts deferred or vested after 2004;

WHEREAS, pursuant to Article IX of the Plan, the corporate officer in charge of Human Resources of the Company reserves the right to amend or terminate the Plan;

WHEREAS, pursuant to Article I, Sections 1.20 and 1.3 of the Plan, respectively, the corporate officer in charge of Human Resources of the Company reserves the right to designate a participating employer in the Plan and approve an Employer’s annual incentive program for deferral under the Plan; and

WHEREAS, the corporate officer in charge of Human Resources desires to amend the Plan to designate additional participating employers in the Plan and approve an additional Employer annual incentive program for deferral under the Plan.

NOW, THEREFORE, BE IT:

RESOLVED, effective January 1, 2019 and August 1, 2018, respectively, Pacific Foods of Oregon, LLC and Snyder’s-Lance, Inc. and certain applicable subsidiaries are hereafter deemed participating employers in the Plan and each entity is hereafter included in the definition of “Employer” under Article I, Section 1.20 of the Plan and as set forth in Exhibit A, which is attached hereto;

RESOLVED, effective August 1, 2018, Article I, Section 1.3 of the Plan is amended to read, in its entirety, as follows:

1.3    “Annual Incentive Compensation” means any Employer annual incentive program or sales incentive program which the Plan Administrator has approved for deferral under the Plan, including the Campbell Soup Company Annual Incentive Plan and the annual performance incentive plan sponsored by Snyder’s-Lance, Inc. for fiscal 2019.

RESOLVED, effective August 1, 2018, Article II, Section 2.1 is amended to read, in its entirety, as follows:

2.1    Eligibility. Each Eligible Executive with a salary level of A, B, or C may elect to defer his or her Compensation in accordance with the Plan. Notwithstanding the foregoing and any provision of the Plan to the contrary, each Eligible Executive of Snyder’s-Lance, Inc. designated with a salary level of A21 or higher may elect to defer his or her Annual Incentive Compensation in accordance with the Plan until such applicable Company salary level of designation is made. Each Director may elect to defer his or her Director’s Fees in accordance with the Plan. Rules regarding both Initial Distribution Elections and Subsequent Deferral Elections by Eligible Executives are provided in Article V.

Each Eligible Executive with a salary grade of A, B, C, or D, whose annual base salary and annual incentive compensation award equal or exceed the amount required by the Plan Administrator shall be eligible for Supplemental Match contributions. Each Eligible Executive who commences employment with, or is rehired by, an Employer on or after January 1, 2011, and is not eligible to accrue benefits under the SERP, shall be eligible for Supplemental Retirement Contributions if the Eligible Executive's annual base salary and annual incentive compensation award equal or exceed the amount required by the Plan Administrator. Each Eligible Executive hired, rehired or promoted into a position with either a salary grade of 46 or above on or after January 1, 2011 who is not eligible to accrue benefits under the Mid-Career Plan, or with a salary level of A on or after August 1, 2015, shall be eligible for Executive Retirement Contributions. In addition, the Chief Executive Officer reserves the right to designate certain Eligible Executives to receive this benefit.

RESOLVED, effective August 1, 2018, Article III, Section 3.1(a) is amended to read, in its entirety, as follows:

(a)    Annual Incentive Compensation Deferral. On behalf of a Participant with a salary level of A, B or C or an Eligible Executive of Snyder’s-Lance, Inc. with a salary level of at least A21 who participates in an Annual Incentive Compensation program, the Company shall credit to his or her Account Balance an amount equal to that portion of an Annual Incentive Compensation award that the Participant has elected to defer under the Plan.

RESOLVED, effective August 1, 2018, Article V, Section 5.1(a) is amended to read, in its entirety, as follows:

(a)    Annual Incentive Compensation. An Eligible Executive with a salary level of A, B or C or an Eligible Executive of Snyder’s-Lance, Inc. with a salary level of at least A21 may elect to defer any portion of his or her Annual Incentive Compensation up to 90% (in 10% increments).

IN WITNESS WHEREOF, this instrument has been executed on November 30, 2018.

Campbell Soup Company

By: /s/ Xavier Boza
Xavier Boza
                         SVP & Chief Human Resources Officer

Exhibit A

Designated Subsidiaries

January 1, 2011

Campbell Investment Company
Campbell Finance Corp. LLC
Campbell Food Service Company
Campbell Sales Company
Campbell Soup Supply Company LLC
Campbell Urban Renewal Corporation
CSC Brands LP
CSC Insights, Inc.
CSC Standards, Inc. Ecce Panis, Inc. Garden Fresh Gourmet Foods, Inc. (the legal entity formerly known as Stockpot, Inc.). Joseph Campbell Company
Pepperidge Farm, Incorporated

January 1, 2014
Plum PBC

January 1, 2016
Kelsen, Inc.

January 1, 2017
Wm. Bolthouse Farms, Inc.

August 1, 2018
Baptista’s Bakery, LLC
S-L Distribution Company, LLC
S-L Snacks AZ, LLC
S-L Snacks GA, LLC
S-L Snacks IN, LLC
S-L Snacks Logistics, LLC
S-L Snacks MA, LLC
S-L Snacks National, LLC
S-L Snacks NC, LLC
S-L Snacks OH, LLC
S-L Snacks OR, LLC
S-L Snacks PA, LLC
S-L Snacks WI, LLC
Snyder’s-Lance, Inc.

January 1, 2019
Pacific Foods of Oregon, LLC